[FORM 3]
               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
                          17(a) of the Public Utility
 Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
                                      1940


1.  Name and Address of           2.  Date of Event          4.  Issuer Name and Ticker or Trading Symbol
    Reporting Person                  Requiring Statement
                                      (Month/Day/Year)           Bird Corporation (Common-BIRD; Preferred-BIRDP)
    BI Expansion II Corp.
-----------------------------                               -----------------------------------------------------------------------
    (Last)  (First)  (Middle)             2/16/98            5.  Relationship of Reporting       6.  If Amendment, Date of Original
                                                                 Person to Issuer                    (Month/Day/Year)
    750 E. Swedesford Road                                       (Check all applicable)
-----------------------------------------------------------  ______ Director  ____x___ 10% Owner
           (Street)               3.  IRS or Social          ______ Officer   ________ Other (specify below)
                                      Security Number of           (give title below)
    Valley Forge, PA 19482            Reporting Person
-----------------------------         (Voluntary)                  --------------------------------------
    (City)  (State)  (Zip)

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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.  Title of Security             2.  Amount of Securities   3.  Ownership Form:  Direct (D)     4.  Nature of Indirect Beneficial
    (Instr. 4)                        Beneficially Owned         or Indirect (I) (Instr. 5)          Ownership (Instr. 5)
                                      (Instr. 4)
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    Common Stock                  3,991,022                      D
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    $1.85 Cumulative                772,735                      D
    Convertible Preference Stock
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)
                      (Print or Type Responses)                                                                    SEC 1473 (8-92)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
1. Title of Derivative  2. Date Exercisable    3. Title and Amount    4. Conversion or  5. Ownership Form    6. Nature of Indirect
   Security (Instr. 4)     and Expiration Date    of Securities          Exercise Price    of Derivative        Beneficial Ownership
                           (Month/Day/Year)       Underlying             of Derivative     Security: Direct     (Instr. 5)
                                                  Derivative Security    Security          (D) or Indirect
                                                  (Instr. 4)                               (I) (Instr. 5)
                        ---------------------------------------------
                        Date         Expiration   Title    Amount or
                        Exercisable  Date                  Number of
                                                           Shares
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
Explanation of Responses: On February 13, 1998, the tender offer made by BI Expansion II Corp. (a wholly owned subsidiary of CertainTeed Corporation, which is a wholly owned subsidiary of Compagnie de Saint-Gobain) for all of the issued and outstanding shares of Common Stock and $1.85 Cumulative Convertible Preference Stock of Bird Corporation expired and pursuant to such offer BI Expansion II Corp. purchased 3,991,022 shares of such common stock and 772,735 shares of such preference stock.


                            BI Expansion II Corp.

                            by: Name:  John R. Mesher
                                Title: Vice President


                            /s/ JOHN R. MESHER              February 20, 1998
                            ------------------------        -----------------
                            **Signature of Reporting        Date
                              Person


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.




                                                                          Page 2
                                                                 SEC 1473 (8-92)
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                         Additional Reporting Persons
                         ----------------------------

Additional Reporting Person:    CertainTeed Corporation (a wholly owned subsidiary of Compagnie de Saint-Gobain)

Address:                        750 E. Swedesford Road; Valley Forge, PA 19482

Designated Filer:               BI Expansion II Corp.

Issuer & Ticker Symbol:         Bird Corporation/Common-BIRD; Preferred-BIRDP

Statement for Month/Year:       2/98

                                                                          CertainTeed Corporation

                                                                          by:  Name:  John R. Mesher
                                                                               Title: Vice President

                                                                          /s/ JOHN R. MESHER                   February 20, 1998
                                                                          ------------------------------       -----------------
                                                                          Signature of Reporting Person        Date


Additional Reporting Person:    Compagnie de Saint-Gobain

Address:                        Les Miroirs, 92096 La Defense Cedex, Paris,
                                France

Designated Filer:               BI Expansion II Corp.

Issuer & Ticker Symbol:         Bird Corporation/Common-BIRD; Preferred-BIRDP

Statement for Month/Year        2/98

                                                                          Compagnie de Saint-Gobain

                                                                          by:  Name:  Gianpaolo Caccini
                                                                               Title: Senior Vice President

                                                                          /s/ GIANPAOLO CACCINI                 February 20, 1998
                                                                          ------------------------------------  -----------------
                                                                          Signature of Reporting Person         Date